Exhibit 23.3

December 6, 2013

Boards of Directors

Sugar Creek MHC

Sugar Creek Financial Corp.

Tempo Bank

28 West Broadway Street

Trenton, Illinois 62293

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion for Sugar Creek MHC and in the Form S-1 Registration Statement for Sugar Creek Financial Corp., in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and reference to our Appraisal and our statements concerning subscription rights and liquidation rights in such filings including the prospectus of Sugar Creek Financial Corp. and to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely, RP® FINANCIAL, LC.

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